Exhibit 8.1

Loeb & Loeb LLP 10100 Santa Monica Blvd. Suite 2200 Los Angeles, CA 90067	Main 310.282.2000 Fax 310.282.2200

February 9, 2021

NB Merger Corp.

Room 801, Building C

SOHO Square, No. 88

Zhongshan East 2nd Road, Huangpu District

Shanghai, 200002, China

Re:	Registration Statement of NB Merger Corp.

Ladies and Gentlemen:

We have acted as United States counsel to Newborn Acquisition Corp. (“Newborn”), in connection with the Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), filed on December 21, 2020 (Registration Number 333-251559) as amended through the date hereof (the “Registration Statement”).

As United States counsel to Newborn, we have reviewed the Registration Statement. In rendering this opinion, we have assumed with your approval the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the completeness and accuracy of the documents reviewed by us. We have assumed with your approval and have not verified the accuracy of the factual matters and representations set forth in the Registration Statement.

Based on the foregoing and subject to the assumptions, limitations and qualifications stated in the Registration Statement and herein, we hereby confirm and adopt as our opinion the statements of United States federal income tax law on the date hereof as set forth in the Registration Statement under the caption “Material U.S. Federal Income Tax Consequences of The Business Combination.”

This opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published revenue rulings and procedures from the United States Internal Revenue Service (“IRS”) and judicial decisions, all as in effect on the date hereof. Any such authority is subject to change, and any change may be retroactive in effect and may affect our opinion as set forth herein. Our opinion is based on the facts, assumptions and representations set forth in the Registration Statement and this opinion. If any of the facts, assumptions or representations is not true, correct or complete, our opinion may not be applicable. We undertake no responsibility to update this opinion or to advise you of any developments or changes as a result of a change in legal authority, fact, representation, assumption or document, or any inaccuracy in any fact, representation or assumption, upon which this opinion is based, or otherwise.

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For the United States offices, a limited liability partnership including professional corporations. For Hong Kong office, a limited liability partnership.

February 9, 2021 Page 2

Our opinion is not binding on the IRS or a court. The IRS may disagree with one or more of our conclusions, and a court may sustain the IRS’s position.

Except as expressly provided herein, we express no opinion with respect to any tax matter.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm as United States counsel to Newborn under the caption “Material U.S. Federal Income Tax Consequences” and “Legal Matters” in the Registration Statement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations promulgated thereunder, with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP